  Exhibit 16.1

Scrudato & Co., PA
7 Valley View Drive
Califon, NJ 07830

December 28, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:   Global Tech Industries Group, Inc.

We have read the statements made by Global Tech Industries Group, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Scrudato & Co., PA